 EXHIBIT 99.1
Frozen Food Express Industries, Inc.
Announces First Quarter 2010 Results

DALLAS, May 4, 2010 (GLOBE NEWSWIRE) – Frozen Food Express Industries, Inc. (Nasdaq:FFEX) announced its financial and operating results for the first quarter ended March 31, 2010.  Highlights from the quarter include:

•	Total revenues of $85.8 million;
•	A pre-tax loss of $5.7 million, an improvement of $3.1 million compared with the first quarter of 2009;
•	Operating expenses of $91.4 million, representing a reduction of $9.3 million from the first quarter of last year;
•	Operating ratio of 106.5% compared to 109.2% in the first quarter of 2009;
•	No debt outstanding and cash on hand of $9.3 million.

For the current quarter, operating revenue excluding fuel surcharges decreased 11.7% to $73.3 million from $83.0 million in the first quarter of 2009. Total revenue for the quarter fell 6.9% to $85.8 million from $92.2 million in 2009.

The Company incurred an after tax loss of $3.7 million, or $0.22 per diluted share compared to a net loss of $6.1 million, or $0.36 per diluted share in the first quarter of 2009. Although an improvement over 2009, the first quarter loss was primarily a function of the continuing weakness in the economy as well as extremely poor weather conditions in January and February.

Despite the fourth quarter of 2009 showing some signs of economic improvement, Stoney M. (“Mit”) Stubbs, the Company’s Chairman and Chief Executive Officer commented,   “the first quarter of 2010 started off with the potential to be a repeat of 2009.  A combination of anemic freight activity and severe storms in January and February stemmed our momentum coming out of the fourth quarter of 2009.  Fortunately March rebounded with strengthening freight activity, despite continued poor weather.  Increased shipper demand, shrinking capacity and improving freight yield, allowed us to regain our momentum and improve our operating results by $3.1 million compared to the first quarter of 2009.”

During the quarter, asset productivity (measured by revenue per truck per week) increased 0.8% to $3,118 from $3,094 primarily due to a 12.3% decrease in the average weekly trucks in service and an improvement in truckload revenue per mile to $1.44 from $1.39 last year, partially offset by an increase in the Company’s empty mile ratio to 10.7% from 9.6%.

Operating expenses declined $9.3 million or 9.3% on a revenue decline of 6.9%, “evidencing the Company’s ongoing commitment to maintaining an appropriate cost structure to cope with current industry conditions”, said Russell Stubbs, the Company’s President.  Operating expenses as a percentage of operating revenue (“operating ratio”) were 106.5% compared with 109.2% in the first quarter of 2009.  Operating expenses decreased at a higher rate than revenue primarily due to decreases in salaries, wages and related expenses, purchased transportation, lower claims and insurance costs, lower equipment rent and lower supplies and expense in comparison to 2009, partially offset by an increase in fuel expenses.  Due to a 29.9% increase in fuel prices over the first quarter of 2009, fuel costs increased by $2.0 million, or 15.1%, to $15.8 million in the quarter from $13.8 million in the first quarter of 2009.  The Company did however offset some of the increase with a 2.3% improvement in miles per gallon, year over year, due to reduced idling and other efficiency improvements.  Mr. Stubbs added, “We are proud of our employees for their commitment to make 2010 a successful year.  The results of the first quarter prove the steps we made in 2009 to develop a lean, efficient organization have continued to provide results in 2010.  The first quarter of each year has traditionally been our toughest operating challenge and this year is no different.  However, with the momentum we have built in March, through a commitment to excellent customer service and pricing discipline, we expect a continuation of improved results.  We also remain committed to investing in technology designed to improve our operational efficiency and customer service capabilities.”

Purchased transportation decreased 11.9% to $18.1 million in the quarter from $20.6 million in the first quarter of 2009, primarily as a result of a decrease in the number of independent contractors compared to the prior year.  Revenue equipment rent decreased 10.2% to $8.8 million from $9.8 million in 2009 mainly due to a decrease in the average number of leased tractors as the Company continues to increase its mix of leased versus owned equipment.

Despite the operating loss for the quarter, the Company remains in a strong cash position with no borrowings outstanding under its revolving credit agreement.  The Company generated cash flows of $5.6 million from operations and investing activities and had a $9.3 million balance in cash and cash equivalents, $86.4 million in shareholders' equity and no outstanding debt.

"I am proud of the steps we have taken in managing our business to combat the economic realities in the short term, while developing long term plans in preparation of the eventual recovery of both the overall economy and the transportation industry”, concluded Mit Stubbs.  “We experienced increased demand for our services in March which allowed us to increase our capacity to enjoy additional freight revenue.  Because of the initiatives undertaken and a sensible management approach during these turbulent times, I believe we are well positioned to enjoy the benefits of an economic recovery.  However, we will remain prudent with our strategic decisions remaining focused on our commitment to winning business through an excellent service product, making pricing decisions that allow a positive return on assets, and continuing our long history of maintaining a strong balance sheet and cash position.”

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm.  FFE's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

 Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.

Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)
Assets	March 31, 2010	December 31, 2009
Current assets
Cash and cash equivalents	$9,310	$3,667
Accounts receivable, net	38,195	41,318
Tires on equipment in use, net	5,051	5,592
Deferred income taxes	2,170	1,532
Property held for sale	1,019	1,019
Other current assets	7,348	12,706
Total current assets	63,093	65,834

Property and equipment, net	69,682	74,845
Other assets	4,255	5,121
Total assets	$137,030	$145,800

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$21,474	$23,773
Insurance and claims accruals	8,544	10,119
Accrued payroll and deferred compensation	5,195	3,837
Accrued liabilities	1,610	1,953
Total current liabilities	36,823	39,682

Deferred income taxes	7,492	9,009
Insurance and claims accruals	6,277	7,374
Total liabilities	50,592	56,065

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	3,014	2,923
Retained earnings	66,449	70,172
	97,321	100,953
Treasury stock (1,442 and 1,477 shares), at cost	(10,883)	(11,218)
Total shareholders' equity	86,438	89,735
Total liabilities and shareholders’ equity	$137,030	$145,800

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
 (Unaudited and in thousands, except per-share amounts)

	Three Months Ended March 31,
	2010	2009
Revenue	$85,842	$92,207
Operating expenses
Salaries, wages and related expenses	28,109	31,763
Purchased transportation	18,117	20,568
Fuel	15,844	13,769
Supplies and maintenance	10,613	12,253
Revenue equipment rent	8,781	9,783
Depreciation	3,987	4,590
Communications and utilities	1,174	1,268
Claims and insurance	2,834	4,489
Operating taxes and licenses	1,097	1,290
Gain on sale of property and equipment	(331)	(134)
Miscellaneous	1,179	1,089
Total operating expenses	91,404	100,728
Loss from operations	(5,562)	(8,521)
Interest and other (income) expense
Interest income	(11)	(4)
Interest expense	42	4
Equity in earnings of limited partnership	(40)	(56)
Life insurance and other	146	308
Total interest and other (income) expense	137	252
Pre-tax loss	(5,699)	(8,773)
Income tax benefit	(1,976)	(2,652)
Net loss	$(3,723)	$(6,121)

Net loss per share of common stock
Basic	$(0.22)	$(0.36)
Diluted	$(0.22)	$(0.36)
Weighted average shares outstanding
Basic	17,092	16,908
Diluted	17,092	16,908

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three-month periods ended March 31:

Revenue from: (a)	2010	2009
Temperature-controlled services	$25,423	$32,586
Dry-freight services	15,268	14,534
Total truckload linehaul services	40,691	47,120
Dedicated fleets	4,225	5,286
Total truckload	44,916	52,406
Less-than-truckload linehaul services	25,267	27,033
Fuel surcharges	12,534	9,157
Brokerage	2,011	2,441
Equipment rental	1,114	1,170
Total revenue	85,842	92,207

Operating expenses	91,404	100,728
Loss from freight operations	$(5,562)	$(8,521)
Operating ratio (b)	106.5%	109.2%

Total truckload revenue	$44,916	$52,406
Less-than-truckload revenue	25,267	27,033
Total linehaul and dedicated services revenue	$70,183	$79,439

Weekly average trucks in service	1,751	1,997
Revenue per truck per week (c)	$3,118	$3,094

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks in service.

            The following table summarizes and compares selected statistical data relating to our freight operations for each of the three-month periods ended March 31:

Truckload	2010	2009
Total linehaul miles (a)	31,630	37,456
Loaded miles (a)	28,238	33,855
Empty mile ratio (b)	10.7%	9.6%
Linehaul revenue per total mile (c)	$1.29	$1.26
Linehaul revenue per loaded mile (d)	$1.44	$1.39
Linehaul shipments (a)	30.7	36.6
Loaded miles per shipment (e)	921	925
LTL
Hundredweight	1,819,678	1,864,253
Shipments (a)	59.1	61.6
Linehaul revenue per hundredweight (f)	$13.89	$14.50
Linehaul revenue per shipment (g)	$427	$439
Average weight per shipment (h)	3,079	3,029

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleet between company-provided tractors and tractors provided by independent contractors as of March 31:

	2010	2009
Total company tractors available	1,461	1,551
Total owner-operator tractors available	393	415
Total tractors available	1,854	1,966
Total trailers available	3,493	3,996

CONTACT:
Frozen Food Express Industries, Inc.
Stoney M. "Mit" Stubbs, Jr., Chairman and CEO
Russell Stubbs, President
John Hickerson, Executive VP and COO
John McManama, VP and Interim CFO
(214) 630-8090
ir@ffex.net